Exhibit 99.1

GEMSTAR-TV GUIDE ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2004 RESULTS

Los Angeles, California (February 23, 2005) – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced that for the fourth quarter ended December 31, 2004, revenues increased to $186.6 million, compared with revenues of $176.3 million in the fourth quarter ended December 31, 2003. Net income for the fourth quarter of 2004 was $1.6 million, or $0.00 cents per share, compared with a net loss of $(491.4) million, or $(1.18) per share, for the fourth quarter of 2003.

        Operating loss for the fourth quarter of 2004 was $(2.8) million, which included stock compensation, depreciation, and amortization charges of $8.0 million. Operating loss for the fourth quarter of 2003 was $(483.9) million, which included stock compensation, depreciation and amortization charges of $8.2 million and a $391.0 million impairment charge.

        For the full year 2004, revenues increased to $732.3 million, from $695.1 million for 2003. Operating loss for 2004 was $(97.3) million, versus a loss of $(639.5) million for 2003. Net loss for 2004 was $(94.5) million, or $(0.22) per diluted share, compared with a net loss of $(577.4) million, or $(1.41) per diluted share, for 2003.

        Gemstar-TV Guide’s Chief Executive Officer Richard Battista commented, “Gemstar-TV Guide made good progress towards stabilizing its various businesses in 2004. We entered into new IPG patent license agreements, substantially increased distribution for our television networks, formed Guideworks, an IPG product development joint venture with Comcast, and launched our new I-Guide interactive programming guide. We also began implementing a new programming strategy for TV Guide Channel, recruited very strong editorial talent for our magazine group, and put the majority of our legal and regulatory issues behind us.”

        Battista continued, “As we continue to evaluate the markets in which we operate, we foresee a number of strategic and executional challenges across our businesses and have a great deal of work ahead of us in 2005. The coming year will be a period of significant investment in both our new and existing businesses, including Inside TV, our new magazine. Over the longer term, we believe our strategies will generate positive returns for the Company, but it is clear that dramatic improvements in performance will not come overnight.”

        At December 31, 2004, the Company’s cash, cash equivalents and current marketable securities were $569.7 million, excluding restricted cash of $38.9 million. Outstanding debt and capital lease obligations, both short and long term, were $13.8 million, resulting in cash and cash equivalents and current marketable securities in excess of debt and capital lease obligations of $555.9 million, excluding $38.9 million in restricted cash. During the fourth quarter of 2004, the Company spent $6.5 million on capital expenditures and a total of $13.4 million in 2004.

Fourth Quarter and Full Year 2004 Segment Performance

        The schedule below reflects Gemstar-TV Guide’s performance for the fourth quarter and full year periods ended December 31, 2004 and 2003 by segment. More detailed information will be contained in the Company’s Form 10-K to be filed in the next week.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONSOLIDATED CONTINUING SEGMENT PERFORMANCE (1)
(In thousands)

	Three months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

	(unaudited)

Publishing Segment:
Revenues	$99,716	$107,418	$383,811	$423,567
Operating expenses, exclusive of lease settlement (2)	102,832	109,174	380,216	415,619
Lease Settlement	--	--	(10,088)	--

Adjusted EBITDA (3)	(3,116)	(1,756)	13,683	7,948

Cable and Satellite Segment:
Revenues	64,267	44,547	230,948	161,776
Operating expenses (2)	44,017	36,987	133,040	121,657

Adjusted EBITDA (3)	20,250	7,560	97,908	40,119

CE Licensing Segment:
Revenues	22,591	24,335	117,541	109,767
Operating expenses (2)	18,373	19,093	74,941	69,911

Adjusted EBITDA (3)	4,218	5,242	42,600	39,856

Corporate Segment:
Operating expenses (2)	16,188	95,745	78,870	169,257

Adjusted EBITDA (3)	(16,188)	(95,745)	(78,870)	(169,257)

Consolidated:
Revenues	186,574	176,300	732,300	695,110
Operating expenses, exclusive of lease settlement (2)	181,410	260,999	667,067	776,444
Lease Settlement	--	--	(10,088)	--

Adjusted EBITDA (3)	5,164	(84,699)	75,321	(81,334)
Stock compensation	(111)	(442)	(437)	(33,551)
Depreciation and amortization	(7,880)	(7,727)	(40,548)	(133,577)
Impairment of intangible assets	--	(391,003)	(131,637)	(391,003)

Operating loss	(2,827)	(483,871)	(97,301)	(639,465)
Interest income (expense), net	2,856	(719)	5,705	(4,240)
Other income, net	1,391	638	14,722	3,842

Income (loss) from continuing operations before income taxes	$1,420	$(483,952)	$(76,874)	$(639,863)

(1)   Segment information for 2004 and 2003 is presented and reconciled to consolidated loss from continuing operations before income taxes in accordance with SFAS No. 131.
(2)  Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.
(3)  Adjusted EBITDA is defined as operating (loss) income, excluding stock compensation, depreciation and amortization and impairment of intangible assets. The Company believes Adjusted EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the industry segments. Adjusted EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider this term to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income (loss), net income (loss), cash flow provided by (used in) operating activities and other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles that are presented in the financial statements included in this report.
(4)   Certain financial statement items for prior periods, including the results of discontinued operations, have been reclassified to conform to the 2004 presentation.
(5)   Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.

Publishing Segment

        For the fourth quarter ended December 31, 2004, revenues for the Publishing Segment were $99.7 million, a decrease of $7.7 million, or 7.2%, from revenues of $107.4 million in the prior year’s quarter. The decrease was primarily due to a $9.9 million decline in TV Guide magazine revenue, which primarily consisted of decreased individually paid subscriber revenues, lower newsstand revenues, and decreased advertising revenues, offset by an increase in revenue of $3.0 million at SkyMall.

        For the fourth quarter of 2004, adjusted EBITDA for the Publishing Segment was $(3.1) million, a decrease of $1.3 million from adjusted EBITDA of $(1.8) in the prior year’s quarter. The decrease was primarily due to the decline in revenues noted above, offset by a reduction in operating expenses at TV Guide magazine, which included the absence of magazine re-launch expenses of $4.4 million, and lower cost of magazine production of $2.6 million.

        For the full year ended December 31, 2004, the Publishing Segment generated revenue of $383.8 million, which represented 52.4% of the Company’s total revenue. Revenues for the full year 2004 decreased $39.8 million, or 9.4%, from revenues of $423.6 million in 2003. This decrease in revenues was primarily due to a decrease in individually paid subscriber revenues of $32.1 million, a decrease of $5.3 million in newsstand revenues, and a $8.4 million decrease in advertising revenues at TV Guide magazine and a reduction of $6.3 million in e-Book’s revenues due to the shut down of this operation in 2003, offset by a revenue increase of $6.5 million at Skymall.

        For the full year 2004, adjusted EBITDA for the Publishing Segment was $13.7 million, an increase of $5.8 million from adjusted EBITDA of $7.9 million in 2003. The increase was due to the favorable impact of $10.1 million from the settlement of an eBook long-term lease obligation, a reduction in TV Guide magazine expenses of $29.9 million, and reduced eBook business expenses of $8.4 million, offset by the $39.8 million decline in revenues noted above. The net reduction in TV Guide magazine expenses was primarily due to the absence of re-launch expenses of $20.1 million incurred in 2003, reduced compensation expenses of $3.5 million, and reduced production costs of $6.7 million primarily due to the discontinuation of the monthly cable guide and lower paper rates.

Cable and Satellite Segment

        For the fourth quarter ended December 31, 2004, revenues for the Cable and Satellite Segment were $64.3 million, an increase of $19.7 million, or 44.3%, from revenues of $44.5 million in the prior year’s quarter. The increase in revenues was primarily due to an increase in subscriber, licensing, and advertising revenues at TV Guide Interactive of $13.5 million, an increase in TVG Network related wagering and licensing revenues of $3.6 million, and an increase of TV Guide Channel revenues of $2.8 million.

        For the fourth quarter of 2004, adjusted EBITDA for the Cable and Satellite Segment was $20.3 million, an increase of $12.7 million from adjusted EBITDA of $7.6 million in the prior year’s quarter. The increase was primarily due to the increase in revenues noted above, offset by a $5.0 million increase in marketing and programming costs primarily related to the Joan & Melissa Rivers Red Carpet shows on the TV Guide Channel.

        For the full year ended December 31, 2004, the Cable and Satellite Segment generated revenue of $230.9 million, which represented 31.5% of the Company’s total revenue. Revenues for the full year 2004 increased $69.2 million, or 42.8%, from revenues of $161.8 million in 2003. The increase in revenues was primarily due to a 203.4% increase in TV Guide Interactive revenues, or $45.5 million, due primarily to new technology licenses with Comcast Corporation, Time Warner Cable, DirecTV and EchoStar, a 13.2% increase in TV Guide Channel revenues, or $13.4 million, primarily attributable to increases in advertising revenue, and a 37.5% growth in TVG Network revenue, or $10.6 million, due to increased wagering volumes, in part, due to expanded distribution and resulting growth in customers.

        For the full year 2004, adjusted EBITDA for the Cable and Satellite Segment was $97.9 million, an increase of $57.8 million from adjusted EBITDA of $40.1 million in 2003. Increases in revenues noted above were offset by an $11.4 million increase in operating expenses primarily due to increased compensation costs as well as increased production and advertising spend associated with new programming initiatives including the Red Carpet events.

Consumer Electronics Licensing Segment

        For the fourth quarter ended December 31, 2004, revenues for the Consumer Electronics (CE) Licensing Segment were $22.6 million, a decrease of $1.7 million, or 7.2%, from revenues of $24.3 million in the prior year’s quarter. The decrease was primarily due to the discontinuance of revenue associated with digital broadcast satellite (DBS) set top box manufacturers of $4.7 million, offset by a $2.6 million increase in revenues from the Company’s Guide Plus+ and VCR Plus+ businesses.

        For the fourth quarter of 2004, adjusted EBITDA for the CE Licensing Segment was $4.2 million, a decrease of $1.0 million from adjusted EBITDA of $5.2 million in the prior year’s quarter. The decrease was primarily related to the decrease in revenues noted above.

        For the full year ended December 31, 2004, the CE Licensing Segment generated revenue of $117.5 million, which represented 16.1% of the Company’s total revenue. Revenues for the full year 2004 increased $7.8 million, or 7.1%, from revenues of $109.8 million in 2003. The revenue increase was comprised primarily of an increase in CE IPG one-time settlements of $16.8 million, an increase in recurring CE IPG revenues of $6.4 million, and an increase of $0.6 million in VCR Plus+ revenue, offset by the discontinuance of revenue associated with DBS set top box manufacturers of $18.6 million now being recognized to a large degree in the Cable and Satellite Segment results.

        For the full year 2004, adjusted EBITDA for the CE Licensing Segment was $42.6 million, an increase of $2.7 million from adjusted EBITDA of $39.9 million in 2003. The increase was due in part to the increases in revenues noted above, offset by a $5.8 million bad debt recovery recognized in 2003 that did not occur in 2004.

Corporate Segment

        For the fourth quarter ended December 31, 2004, adjusted EBITDA for the Corporate Segment was $(16.2) million, an improvement of $79.6 million from adjusted EBITDA of $(95.7) million in the prior year’s quarter. The improvement was primarily due to the absence of certain costs incurred in 2003 related to the resolution of several legal disputes including the Federal securities class action and a reduction in consulting and legal expenses.

        For the full year ended December 31, 2004, adjusted EBITDA for the Corporate Segment was $(78.9) million, an improvement of $90.4 million from adjusted EBITDA of $(169.3) million in 2003. The decline in corporate expenses was primarily due to a $77.2 million decline in legal settlement costs in 2004, primarily due to the $67.5 million charge recorded in 2003 for the settlement of the Federal securities class action lawsuits and the SEC investigation. A reduction in consulting fees and legal expenses also contributed to the reduction.

        Consolidated legal costs for the three month and full year periods ended December 31, 2004 were $13.6 and $68.0 million, respectively, compared with $20.6 million and $77.4 million for the same periods in 2003.

Conference Call

        Gemstar-TV Guide will host a conference call with the financial community today, Wednesday, February 23, 2005 at 2:00 p.m. PDT (5:00 p.m. EDT). Richard Battista, chief executive officer, and Brian D. Urban, chief financial officer, will present management’s review of the fourth quarter and full year 2004, followed by a question and answer period.

        The conference call will also be broadcast live via both teleconference and Internet web cast. Investors and analysts may connect to the call by dialing (800) 901-5247 (domestic) or (617) 786-4501 (international). The pass code is “53581590". To listen via web cast, link to the Company’s Website http://ir.gemstartvguide.com.

        Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international). The pass code is “45993871". An audio archive will also be hosted on the Company’s investor relations Website at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call.

About Gemstar-TV Guide International, Inc.

        Gemstar-TV Guide International, Inc. (the “Company”), is a leading media, entertainment, and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

        Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our new initiatives aimed at increasing advertising revenues of the TV Guide Channel; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar®, TV Guide®, TV Guide Channel®, and TV Guide Interactive® are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

(Financial Tables Follow)

# # #

Contacts:

Gemstar-TV Guide International, Inc.
(Analysts and Shareholders)	(Media)
Robert L. Carl	Christine Levesque
Dir., Investor Relations	EVP, Communication, Marketing & Gov't Affairs
323-817-4600	212-852-7585

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$558,529	$257,360
Restricted cash	38,880	37,546
Marketable securities	11,191	4,897
Receivables, net	123,981	113,561
Deferred tax assets, net	3,863	21,175
Current income taxes receivable	21,333	--
Other current assets	30,950	26,884

Total current assets	788,727	461,423
Property and equipment, net	45,483	51,115
Indefinite-lived intangible assets	66,272	125,673
Finite-lived intangible assets, net	123,349	180,860
Goodwill	259,524	380,070
Income taxes receivable	40,998	83,327
Other assets	38,020	47,729

	$1,362,373	$1,330,197

LIABILITIES AND STOCK HOLDERS' EQUITY
Current liabilities:
Accounts payable	$62,284	$46,385
Accrued liabilities	171,853	229,721
Current portion of long-term debt and capital lease obligations	515	1,924
Current portion of deferred revenue	161,687	182,175

Total current liabilities	396,339	460,205
Deferred tax liabilities, net	28,274	47,828
Long-term debt and capital lease obligations, less current portion	13,274	138,736
Deferred revenue, less current portion	485,941	137,047
Other liabilities	127,753	170,408
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $.01 per share; authorized 150,000 shares, none issued	--	--
Common stock, par value $.01 per share; authorized 2,350,000 shares; 433,754 shares issued and 424,063 shares outstanding at December 31, 2004; 427,864 shares issued and 417,845 shares outstanding at December 31, 2003	4,337	4,279
Additional paid-in capital	8,478,540	8,452,702
Accumulated deficit	(8,077,700)	(7,983,239)
Accumulated other comprehensive income, net of tax	659	743
Unearned compensation	--	(246)
Treasury stock, at cost; 9,691 shares at December 31, 2004 and 10,019 shares at December 31, 2003	(95,044)	(98,266)

Total stockholders' equity	310,792	375,973

	$1,362,373	$1,330,197

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003	2002
	(Unaudited)

Revenues:
Publishing	$99,716	$107,418	$383,811	$423,567	$474,098
Cable and satellite	64,267	44,547	230,948	161,776	154,191
Consumer electronics licensing	22,591	24,335	117,541	109,767	116,146

	186,574	176,300	732,300	695,110	744,435
Operating Expenses:
Publishing	102,832	109,174	380,216	415,619	430,991
Lease settlement	--	--	(10,088)	--	16,225
Cable and satellite	44,017	36,987	133,040	121,657	101,846
Consumer electronics licensing	18,373	19,093	74,941	69,911	85,408
Corporate	16,188	95,745	78,870	169,257	104,026

Operating expenses, exclusive of expenses shown below	181,410	260,999	656,979	776,444	738,496
Stock compensation	111	442	437	33,551	23,695
Depreciation and amortization	7,880	7,727	40,548	133,577	315,695
Impairment of intangible assets	--	391,003	131,637	391,003	2,419,933

	189,401	660,171	829,601	1,334,575	3,498,089

Operating loss	(2,827)	(483,871)	(97,301)	(639,465)	(2,753,654)
Interest income (expense), net	2,856	(719)	5,705	(4,240)	(3,224)
Other income (expense), net	1,391	638	14,722	3,842	(101,966)

Income (loss) from continuing operations before
income taxes and cumulative effect of accounting change	1,420	(483,952)	(76,874)	(639,863)	(2,858,844)
Income tax benefit	(220)	(8,484)	(7,925)	(62,884)	(611,204)

Income (loss) from continuing operations
before cumulative effect of accounting change	1,640	(475,468)	(68,949)	(576,979)	(2,247,640)

Discontinued operations:
(Loss) income from discontinued operations	--	(19,617)	15,612	5,883	34,603
Loss on disposal of discontinued operations	--	--	(28,882)	--	--
Income tax (benefit) expense	--	(3,720)	12,242	6,302	22,101

Loss (income) from discontinued operations	--	(15,897)	(25,512)	(419)	12,502
Loss before cumulative effect of accounting change	1,640	(491,365)	(94,461)	(577,398)	(2,235,138)

Cumulative effect of accounting change, net of tax	--	--	--	--	(4,188,037)

Net income (loss)	$1,640	$(491,365)	$(94,461)	$(577,398)	$(6,423,175)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003	2002

Basic and diluted per share:
Loss from continuing operations before cumulative effect of accounting change	$0.00	$(1.14)	$(0.16)	$(1.41)	$(5.47)
(Loss) income from discontinued operations	0.00	(0.04)	(0.06)	-	0.03

Loss before cumulative effect of accounting change	-	-	(0.22)	(1.41)	(5.44)
Cumulative effect of accounting change, net of tax	-	-	-	-	(10.20)

Net income (loss)	$0.00	$(1.18)	$(0.22)	$(1.41)	$(15.64)

Weighted average shares outstanding - basic and diluted	423,951	416,231	422,723	410,265	410,610

In 2004, the Company adopted a plan to dispose of its Superstar/Netlink Group LLC (“SNG”), UVTV distribution services and SpaceCom Systems businesses (collectively the “SNG Businesses”) and subsequently sold substantially all of the operating assets of these businesses. Accordingly, the SNG Businesses, previously reported as part of the Cable and Satellite business segment, are shown as discontinued operations in the accompanying consolidated statements of operations.

Certain financial statement items for prior periods, including the results of discontinued operations, have been reclassified to conform to the 2004 presentation.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net loss	$(94,461)	(577,398)	$(6,423,175)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of accounting change, net of tax	--	--	4,188,037
Depreciation and amortization	40,548	172,940	356,354
Deferred income taxes	(2,242)	(58,038)	(646,148)
Loss on disposal of discontinued operations	28,882	--	--
Stock compensation expense	437	33,551	23,965
Impairment of intangible assets	131,637	416,481	2,446,836
Gain on sale of equity investments	(14,482)	--	--
Investment write-downs	--	--	50,696
Transfer to restricted cash	(925)	--	(37,068)
(Gain) loss on lease settlement	(10,088)	--	16,225
Other	1,346	(1,788)	4,590
Changes in operating assets and liabilities:
Receivables	(16,097)	43,639	137,546
Income tax receivables	20,997	6,479	(89,775)
Other assets	3,842	15,248	(10,145)
Accounts payable, accrued liabilities and other liabilities	(61,944)	17,762	148,920
Deferred revenue	359,667	(63,779)	(63,781)

Net cash provided by operating activities	387,117	5,097	103,077

Cash flows from investing activities:
Purchases of minority interests and investments	(16,943)	--	(2,077)
Proceeds from dispositions of businesses	48,000	--	--
Proceeds from sale of equity investments	14,538	--	--
Purchases of marketable securities	(10,700)	(4,635)	(45,840)
Sales and maturities of marketable securities	4,775	12,811	114,414
Proceeds from sale of assets	2,640	848	16
Additions to property and equipment	(13,377)	(16,159)	(9,722)

Net cash provided by (used in) investing activities	28,933	(7,135)	56,791

Cash flows from financing activities:
Repayments of long-term debt	(138,736)	(113,000)	(75,000)
Repayments of capital lease obligations	(1,962)	(2,369)	(2,021)
Purchase of treasury stock	--	--	(63,423)
Proceeds from exercise of stock options	27,343	28,811	1,270
Distributions to minority interests	(1,060)	(5,097)	(18,555)

Net cash used in financing activities	(114,415)	(91,655)	(157,729)

Effect of exchange rate changes on cash and cash equivalents	(466)	791	(1,127)

Net increase (decrease) in cash and cash equivalents	301,169	(92,902)	1,012
Cash and cash equivalents at beginning of period	257,360	350,262	349,250

Cash and cash equivalents at end of period	$558,529	$257,360	$350,262

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$5,421	$12,235	$64,479
Cash paid for interest	1,888	5,641	15,850

The following tables show a breakdown of revenues by Segment business unit and additional Segment Operating statistics:

Publishing Revenue by Business Unit

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(in thousands)
Publishing Segment:
TV Guide magazine	$76,082	$85,954	$321,153	$362,927
SkyMall	21,732	18,732	55,931	49,417
TV Guide Online	1,808	1,354	6,366	4,595
Other	94	1,378	361	6,628

Total	$99,716	$107,418	$383,811	$423,567

Publishing Segment Operating Statistics

	2004	2003
	(in thousands)
TV Guide magazine
circulation (1)
Newstand (2)	451	660
Subscriptions	5,779	5,422
Sponsored/arrears	2,780	2,933

	9,010	9,015

SkyMall-annual enplanements (3)(4)	644,000	598,000

(1)  Average weekly circulation for the year.
(2)  Current period numbers include an estimate for returns. Prior period numbers are restated to reflect actual returns.
(3)  Enplanements represent an estimate of the number of passengers on all flights carrying the SkyMall catalog.
       Fluctuations in this measure have a strong correlation with the volume of catalog orders.
(4)  Prior period estimate has been adjusted to reflect the most recent reported information.

Cable and Satellite Revenue by Business Unit

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(in thousands)
Cable & Satellite Segment:
TV Guide Channel	$30,887	$28,040	$115,219	$101,802
TV Guide Interactive	19,122	5,638	67,937	22,393
TVG Network	11,311	7,694	38,985	28,347
Other	2,947	3,175	8,807	9,234

Total	$64,267	$44,547	$230,948	$161,776

Cable and Satellite Segment Operating Statistics

	As of 12/31/2004	As of 12/31/2003
Subscriber Data (in thousands) (1)
TV Guide Channel	76,667	57,091
TV Guide Channel (international)	2,639	1,702
TV Guide Interactive (international)	960	804
TVG Network	14,300	12,300
Cable and Satellite Technology Licenses	32,659	11,456

(1)  Subscriber data represents:
        •   Nielsen households for TV Guide Channel
        •   Subscribers for TV Guide Channel (international) and TV Guide Interactive (international) are based primarily on information provided by distributors
        •   Households for TVG Network are based primarily on information provided by distributors
        •   Cable and Satellite Technology Licenses represent domestic cable and satellite subscribers that receive either our
             IPG or another party’s IPG provided under a patent license for which we are paid

Consumer Electronics Licensing Revenue by Business Unit

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(in thousands)
CE Licensing Segment:
VCR Plus+	$11,188	$10,433	$51,531	$50,944
CE IPG	8,921	7,108	48,789	25,317
DBS	280	5,001	9,719	28,301
Other	2,202	1,793	7,502	5,205

Total	$22,591	$24,335	$117,541	$109,767